FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-13

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 22, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated February 22, 2017)

$525,510,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-RC1
(Central Index Key Number 0001695924)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Argentic Real Estate Finance LLC
(Central Index Key Number 0001624053)

National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)

C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-RC1

This is a supplement (“Supplement”) to the prospectus dated February 22, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

1.       Peachtree Mall Mortgaged Property.

The third paragraph on page 193 of the Preliminary Prospectus is hereby replaced with the following:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Peachtree Mall, representing approximately 1.8% of the Initial Pool Balance, Macy’s and J.C. Penney are, respectively, the largest and second largest tenants at the Mortgaged Property, accounting for 26.0% and 15.4% of net rentable area, respectively, and 4.0% and 3.8% of underwritten base rent, respectively. On January 4, 2017, Macy’s, Inc. announced that it will close 68 stores in fiscal year 2017. While the Macy’s at the Mortgaged Property is not currently scheduled to be closed, we cannot assure you that it will remain open for business. Additionally, on February 24, 2017, J.C. Penney Company, Inc. announced that it will close 130 to 140 stores over the next few months. While a list of store closures has not been released by J.C. Penney Company yet, we cannot assure you that the J.C. Penney at the Mortgaged Property will remain open for business.

Wells Fargo Securities
Lead Manager and Sole Bookrunner
Academy Securities		Citigroup
Co-Manager		Co-Manager

The date of this Supplement is February 24, 2017